Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2009 First Quarter Revenue of $8.5 Million and
Seasonal Net Loss
Zicam® retail consumer sales increased 21% for the 12 weeks ended June 15, 2008
SCOTTSDALE, AZ July 23, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced its financial results for the fiscal 2009 first quarter ended June 30, 2008.
For the quarter ended June 30, 2008, the Company reported net sales of approximately $8.5 million, compared to net sales of $8.6 million for the quarter ended June 30, 2007. Net sales for the quarter ended June 30, 2008 include an incremental return reserve of approximately $1 million for discontinued products that we anticipate will be returned as retailers reset their cough and cold aisles. Due to the seasonal nature of the Company’s business, the quarter ended June 30th generally accounts for approximately 7% of annual sales and the Company has historically recorded a loss for the quarter. For the quarter ended June 30, 2008, the Company reported a net loss of approximately $(2.3) million, or $(0.24) per diluted share, compared to a net loss of approximately $(1.1) million, or $(0.11) per diluted share, for the quarter ended June 30, 2007. The quarterly net loss includes a $1 million reserve for charges associated with a previously reported manufacturer’s voluntary recall of certain lots of Cold Remedy RapidMelt™ and ChewCap™ products.
Carl Johnson, President and Chief Executive Officer, said, “Overall, we are pleased with the sales results for this out-of-season quarter. We continued to see the Zicam brand realize high consumer consumption growth rates. For the 12 weeks ended June 15, 2008, retail dollar sales (three-outlet syndicated scanner data, which does not include our largest customer, Wal-Mart) of Zicam products increased approximately 21%, while the total cough/cold category increased approximately 16% compared to the prior year. On a unit sales basis, Zicam products increased 21%, while the category increased approximately 5%. Our retail consumption growth was led by strong increases in consumer consumption of our Cold Remedy Swab and RapidMelt products. Additionally, the continued growth of our Zicam products has contributed to high retailer acceptance for our new products that will begin shipping this quarter: Zicam Allergy Swabs; Zicam Cold Remedy RapidMelts + Vitamin C and Echinacea; Zicam Z-ssentials™; and Zicam Cold Sore Swabs.”
Mr. Johnson continued, “While the quarter ended June 30th accounts for a small percentage of our annual sales, it is a time when our team secures new distribution, develops retail promotional programs and designs advertising for the upcoming cold season. We anticipate expanding our successful Rhino advertising campaign this upcoming cold season and believe the iconic image of a rhinoceros will help increase brand awareness. We also moved forward with plans for Zicam product sales in Canada to begin in the next few months. Our Xcid™ antacid was introduced in the fourth quarter of fiscal 2008 with one large retailer and we are testing Xcid antacid advertising in several markets and expect to gain further understanding of the new brand’s acceptance by consumers in the coming months. At the end of the quarter, we welcomed Sam Cowley as Executive Vice President of Business Development and General Counsel. Sam, who has been a director of the Company for several years, will be helping us explore additional opportunities to diversify and grow the Company. We were also happy to report that the product liability case that began March 25, 2008, in the Superior Court of the State of California, County of San Diego, was tried before a jury and, on April 3, 2008, the jury delivered a unanimous verdict in favor of the Company.”

According to William Hemelt, Executive Vice President and Chief Financial Officer, “We continue to experience decreases in our product liability defense costs. For the quarter ended June 30, 2008, we recorded product liability defense costs of approximately $743,000, compared to product liability defense costs of approximately $830,000 for the quarter ended June 30, 2007 (which included $100,000 recorded for insurance reimbursement for the quarter ending June 30, 2007). We expect product liability defense costs will be between $500,000 and $750,000 per quarter for the remainder of this fiscal year.”
Mr. Hemelt continued, “Gross margin for the quarter ended June 30, 2008 was 62% versus 67% for the quarter ended June 30, 2007. In the quarter ended June 30, 2008, we recorded $1 million for product returns in addition to our normal reserve amount to account for anticipated returns of products that are being discontinued. This additional return reserve reduced reported net sales by $1 million and decreased gross margin by four percentage points. We expect retailers to begin returning these items as they reset their cough and cold categories over the next few months. We also recorded approximately $1 million to account for possible costs and charges related to a manufacturer’s voluntary recall of certain lots of our Cold Remedy ChewCaps™, RapidMelts, and RapidMelts +C™ products. Although we expect the manufacturer of the recalled products to be responsible for all recall-related costs, we cannot predict whether the manufacturer will do so.”
“Selling, general and administrative expense increased to approximately $7.5 million (exclusive of the recall-related charge) for the quarter ended June 30, 2008, from approximately $6.3 million for the quarter ended June 30, 2007. The $1.2 million increase was primarily related to increased marketing and labor expense. The Company also repurchased 161,500 shares of its common stock during the quarter ended June 30, 2008 at an average price of $15.35.”
There will be a teleconference Thursday, July 24, 2008 at 11:00 a.m. EDT to discuss the fiscal first quarter financial results. To access the teleconference, please call (877) 627-6580 (domestic) or (719) 325-4909 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 6644970 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended June 30,
($000s)	2008	2007
Net Sales	$8,508	$8,573
Cost of Sales	3,194	2,835

Gross Profit	5,314	5,738
Selling, General & Administrative	8,463	6,256
Research and Development	610	1,453

Loss from Operations	(3,759)	(1,971)
Total Other Income	107	246

Net Loss Before Tax	(3,652)	(1,725)
Income Tax Expense	(1,386)	(663)

Net Loss	$(2,266)	$(1,062)

Net loss per Diluted Share	$(0.24)	$(0.11)
Average Shares Outstanding (mil)	9.4	9.8

Selected Balance Sheet Information

($000s)	June 30, 2008	March 31, 2008	June 30, 2007
Cash and Marketable Securities	$24,229	$27,933	$15,524
Accounts Receivable — Trade	$8,149	$12,052	$6,162
Inventory	$12,865	$11,530	$18,038
Total Assets	$73,621	$78,149	$70,207
Current Liabilities	$9,870	$10,574	$8,948
Working Capital	$41,430	$44,612	$38,602
Total Debt	$0	$0	$0
Shareholders’ Equity	$61,826	$65,552	$60,030
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category, and Xcid™ antacid in the digestive health category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales and net income expectations for the fiscal year ending March 31, 2009; (ii) our expectations regarding the costs of the manufacturer’s voluntary product recall; (iii) our expectations regarding returns of discontinued products; (iv) our expectations that initial international sales to Canada will begin in fiscal 2009; (v) our expectations regarding product liability defense costs; and (vi) our expectations regarding new products. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the voluntary product recall, may exceed expected amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 13, 2008, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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